Exhibit 99.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483.2000
www.sjm.com

Contacts:	Angie Craig	Kathleen Janasz
	Investor Relations	Media Relations
	651-481-7789	651-415-7042

ST. JUDE MEDICAL REPORTS SECOND QUARTER SALES AND EARNINGS

St. Paul, Minn., July 19, 2006 — St. Jude Medical, Inc. (NYSE:STJ) today reported results for the second quarter ended June 30, 2006. The Company reported net sales of $833 million, an increase of 15% compared to the $724 million reported in the second quarter of 2005. Unfavorable foreign currency translation comparisons decreased second quarter sales by about $6 million.

Reported net earnings for the second quarter of 2006 were $141 million, or $0.38 per diluted share compared to $101 million, or $0.27 per diluted share in the second quarter of 2005. Reported net earnings for the second quarter of 2006 include a $0.03 per diluted share impact related to stock compensation expense.

Adjusted net earnings were $154 million, or $0.41 per diluted share in the second quarter compared to $0.38 adjusted diluted earnings per share in the second quarter of 2005. See the attached schedules for a reconciliation of non-GAAP adjusted net earnings and adjusted diluted earnings per share to the Company’s reported GAAP results.

Commenting on second quarter 2006 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “St. Jude Medical demonstrated strong growth this quarter due to solid contributions from our multiple growth platforms.

“In Cardiac Rhythm Management, we launched 10 new products during the quarter and expanded the Company’s U.S. field sales and support organization. We believe the strength of St. Jude Medical’s portfolio, together with these new products and new people, helped to drive increased sales that exceeded the growth rate of the market and achieved market share gains in implantable cardioverter defibrillators (ICDs). While the limited competitive data currently available suggests continued weakness in the ICD market, we remain confident in the market’s long-term growth prospects given the life-saving benefits and underpenetration of this technology.”

Sales results for each of the business segments are detailed below.

Cardiac Rhythm Management

Second quarter ICD product sales were $278 million, a 14% increase over the comparable quarter of 2005.

Second quarter pacemaker sales were $241 million, an increase of 2% from the comparable quarter of 2005.

Atrial Fibrillation

Atrial fibrillation product sales for the second quarter totaled $80 million, a 33% increase over the second quarter of 2005.

Cardiology

Total sales of cardiology products for the second quarter were $115 million, a 3% increase over the comparable period in 2005. Within this category of products, vascular sealing device sales for the second quarter of 2006 totaled $87 million, a 2% increase over the second quarter of last year.

Cardiac Surgery

Total cardiac surgery sales for the second quarter of 2006 were $75 million, a 7% increase over the second quarter of last year. Sales of heart valve products this quarter were approximately $71 million, up 9% when compared with the second quarter of last year.

Neuromodulation

St. Jude Medical sales of neuromodulation products totaled $44 million in the second quarter of 2006, up 13% from Advanced Neuromodulation Systems’ stand-alone sales in the second quarter of 2005. St. Jude Medical did not have neuromodulation sales during the second quarter of 2005.

Third Quarter and Full-Year Earnings Guidance

During a conference call today, St. Jude Medical will provide sales and earnings guidance for the third quarter and for the full-year 2006. The Company expects its consolidated EPS for the third quarter of 2006 to be in the range of $0.36 to $0.39 per diluted share and EPS for the full year 2006 to be in the range of $1.49 to $1.55.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. The Company’s non-GAAP adjusted net earnings also exclude stock-based compensation expense which the Company started recording under FAS 123(R) in the first quarter of 2006.  St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.  The Company’s non-GAAP adjusted earnings per share include the effects of FAS 123(R) on the number of diluted shares used in calculating non-GAAP adjusted earnings per share.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s second quarter earnings conference call can be heard live today at 7:30 a.m. Central Time (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1140648.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 10,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical success, regulatory approvals, anticipated future product launches, revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on pages 15-21) and the cautionary statements described in the Company’s Quarterly Report on Form 10-Q filed on May 9, 2006 (see pages 29-30). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30				Six Months Ended June 30
	2006		2005		2006		2005
Net sales	$832,922		$723,655		$1,617,338		$1,387,564
Cost of sales	226,964		201,018		435,411		388,901
Gross profit	605,958		522,637		1,181,927		998,663

Selling, general & administrative	301,022		237,586		585,230		456,633
Research & development	108,840		89,807		214,098		166,792
Purchased R&D			13,700				26.100

Operating profit	196,096		181,544		382,599		349,138
Other income (expense)	(5,219)		1,389		(5,923)		3,121
Earnings before taxes	190,877		182,933		376,676		352,259
Income tax expense	49,845		81,452		98,575		131,427
Net earnings	$141,032		$101,481		$278,101		$220,832

Adjusted net earnings (Non-GAAP)	$153,580	(1)	$142,181	(2)	$302,827	(3)	$273,932	(4)

Diluted earnings per share	$0.38		$0.27		$0.73		$0.59
Adjusted diluted earnings per share (Non-GAAP)	$0.41	(1)	$0.38	(2)	$0.80	(3)	$0.73	(4)

Weighted average shares outstanding-diluted	375,141		376,964		380,069		376,247

(1)	Adjusted second quarter 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges of $12,548, or $0.03 per share, related to stock based compensation.
(2)	Adjusted second quarter 2005 net earnings and adjusted diluted net earnings per share exclude charges of:
–	$13,700 or $0.04 per share, related to the acquisition of Velocimed, LLC.
–	$27,000 income tax expense, or $0.07 per share, on the repatriation of $500 million under the American Jobs Creation Act of 2004.
(3)	Adjusted first six months of 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges of $24,726, or $0.07 per share, related to stock based compensation.
(4)	Adjusted first six months of 2005 net earnings and adjusted diluted net earnings per share exclude charges of:
–	$12,400 or $0.03 per share, related to the acquisition of Endocardial Solutions, Inc.
–	$13,700 or $0.04 per share, related to the acquisition of Velocimed, LLC.
–	$27,000 income tax expense, or $0.07 per share, on the repatriation of $500 million under the American Jobs Creation Act of 2004.

Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2006	December 31, 2005
Cash & cash equivalents	$314,955	$534,568
Accounts receivable, net	836,950	793,929
Inventories	430,209	378,456
Other current assets	266,011	234,188
Property, plant & equipment, net	538,397	438,416
Goodwill	1,639,063	1,634,973
Other intangible assets, net	554,686	572,246
Other assets	274,579	258,064
Total assets	$4,854,850	$4,844,840

Current portion of long-term debt	$660,000	$876,000
Other current liabilities	617,713	658,382
Long-term debt	714,344	176,970
Deferred income taxes	157,329	157,443
Long-term other liabilities	105,646	93,000
Total equity	2,599,818	2,883,045
Total liabilities & equity	$4,854,850	$4,844,840